Exhibit 99.2

Investor Contact:	Media Contact:
Arthur Shannon	Lainie Keller
arthur.shannon@bauschhealth.com	lainie.keller@bauschhealth.com
(514) 856-3855	(908) 927-1198
(877) 281-6642 (toll free)

BAUSCH HEALTH COMPANIES INC. ANNOUNCES FOURTH-QUARTER AND FULL-YEAR 2020 RESULTS AND PROVIDES 2021 GUIDANCE

•Fourth-Quarter 2020 Financial Results
◦Revenues of $2.213 Billion
◦GAAP Cash Generated from Operations of $394 Million
◦GAAP Net Loss of $153 Million
◦Adjusted EBITDA (non-GAAP)1 of $911 Million
•Full-Year 2020 Financial Results
◦Revenues of $8.027 Billion
◦GAAP Cash Generated from Operations of $1.111 Billion
◦GAAP Net Loss of $560 Million
◦Adjusted EBITDA (non-GAAP)1 of $3.294 Billion
•Repaid Debt by Approximately $900 Million in 2020 Using Cash Generated From Operations and More Efficient Cash Management
•Business Recovery Is in Progress, and Bausch Health Is Well Positioned for Success in 2021

LAVAL, Quebec, Feb. 24, 2021 - Bausch Health Companies Inc. (NYSE/TSX: BHC) (“Bausch Health” or the “Company” or “we”) today announced its fourth-quarter and full-year 2020 financial results.

“Despite unprecedented business challenges resulting from the COVID-19 pandemic, I’m proud that Bausch Health finished the year strong and outperformed the high end of our latest revenue guidance range,” said Joseph C. Papa, chairman and CEO, Bausch Health. “During the pandemic-related downturn, we focused our efforts on growing market share for key promoted products, carefully managed our expenses and continued to invest in our pipeline for future growth opportunities. We generated cash from operations of more than $1.1 billion, which helped us to repay approximately $900 million of our debt.”

“We are continuing to execute on our business recovery from the pandemic, and we are well positioned to benefit from recovery-related tailwinds and capitalize on our key growth drivers and catalysts in 2021 as we remain focused on how best to unlock value in the Company, including the planned spinoff of Bausch + Lomb,” continued Mr. Papa.

Executing on Core Businesses and Advancing Pipeline
•The Bausch + Lomb/International segment comprised approximately 56% of the Company’s reported revenue in the fourth quarter of 2020

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1 Please see the tables at the end of this news release for a reconciliation of this and other non-GAAP measures to the nearest comparable GAAP measure.

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◦Reported revenue in the Bausch + Lomb/International segment grew nominally compared to the fourth quarter of 2019; organic1,2 revenue in this segment was flat compared to the fourth quarter of 2019
•The Bausch + Lomb/International segment comprised approximately 55% of the Company’s reported revenue in 2020
◦Reported revenue in the Bausch + Lomb/International segment decreased 7% compared to 2019; revenue in this segment declined organically1,2 by 6% compared to 2019
◦Launched several products in 2020, including:
▪Bausch + Lomb INFUSE® silicone hydrogel (SiHy) daily disposable contact lenses in the United States
▪BAUSCH + LOMB ULTRA® ONE Day SiHy daily disposable contact lenses in Australia, Canada and Hong Kong
▪SimplifEYE™ intraocular lens (IOL) delivery system in the United States
▪Expanded parameters for Biotrue® ONEday for Astigmatism daily disposable contact lenses
▪LuxSmart™, the Company’s first Extended Depth of Focus IOL, and LuxGood™, a monofocal IOL, in Europe
▪BAUSCH + LOMB ULTRA® monthly silicone hydrogel contact lenses in China in November
◦Received approval from the U.S. Food and Drug Administration (FDA) for Alaway® Preservative Free (ketotifen fumarate) ophthalmic solution, 0.035%, antihistamine eye drops, which launched in February 2021
◦Entered into multiple licensing and business development agreements, including:
▪An agreement to acquire an option to purchase all ophthalmology assets of Allegro Ophthalmics, LLC, including global rights for risuteganib (Luminate®)3
▪An exclusive license from Eyenovia, Inc. in the United States and Canada for the development and commercialization of an investigational microdose formulation of atropine ophthalmic solution, which is being investigated for the reduction of pediatric myopia progression in children ages 3-12
▪An exclusive global license from BHVI for a myopia control contact lens design
◦Completed enrollment in early 2021 for the first Phase 3 study evaluating NOV034 as a first-in-class investigational drug with a novel mechanism of action to treat the signs and symptoms of dry eye disease associated with Meibomian gland dysfunction, after initiating a second, identical Phase 3 study in November 2020
•The Salix segment comprised approximately 24% of the Company’s reported revenue in the fourth quarter of 2020
◦Reported and organic1,2 revenue in the Salix segment increased by 2% compared to the fourth quarter of 2019
•The Salix segment comprised approximately 24% of the Company’s reported revenue in 2020
◦Reported and organic1,2 revenue in the Salix segment decreased by 6% compared to 2019
◦Received FDA Orphan Drug Designation for rifaximin for the treatment of sickle cell disease
◦Announced topline results from a Phase 2 study evaluating an investigative soluble solid dispersion (SSD) formulation of immediate release (IR) rifaximin in combination with the current standard of care therapy for the treatment of overt hepatic encephalopathy. In the study,

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2 Organic growth/change, a non-GAAP metric, is defined as a change on a period-over-period basis in revenues on a constant currency basis (if applicable) excluding the impact of recent acquisitions, divestitures and discontinuations.
3 Provisional name. Risuteganib is an investigational compound. Luminate® is a registered trademark of Allegro Ophthalmics, LLC.
4 Bausch Health acquired an exclusive license from Novaliq GmbH for the commercialization and development of NOV03 in the United States and Canada.

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40 mg BID of rifaximin SSD IR plus standard of care therapy met the study’s primary endpoint with statistically significantly superior results compared to placebo plus standard of care therapy
•The Ortho Dermatologics segment comprised approximately 7% of the Company’s reported revenue in the fourth quarter of 2020
◦Reported revenue in the Ortho Dermatologics segment increased by 1% compared to the fourth quarter of 2019; revenue in this segment declined organically1,2 by 1% compared to the fourth quarter of 2019
•The Ortho Dermatologics segment comprised approximately 7% of the Company’s reported revenue in 2020
◦Reported revenue in the Ortho Dermatologics segment decreased by 2% compared to 2019; revenue in this segment declined organically1,2 by 3% compared to 2019
◦Launched ARAZLO® (tazarotene) Lotion, 0.045%, in the United States
◦Received an expanded indication in the United States for JUBLIA® (efinaconazole) topical solution, 10%, to treat patients as young as six years old
•Since announcing its intention to separate Bausch Health’s eye health business into an independent public company, the Company has continued to make progress toward internal objectives necessary for the spin of Bausch + Lomb, and these internal objectives are anticipated to be achieved by the end of the third quarter of 2021
•Released both Bausch Foundation Inaugural Activity Report and the Company’s annual Corporate Social Responsibility report in September 2020

Response to COVID-19 Pandemic
When the COVID-19 pandemic emerged, Bausch Health acted quickly to implement business continuity plans that enabled the Company to ensure the health and well-being of its employees, maintain an uninterrupted availability of its health care products and remain focused on supporting customers and patients around the world. Additionally, Bausch Health donated health care products and supplies, ranging from contact lenses to antiviral medicines, through the Company and the Bausch Foundation.

The Company also continued to advance its relief efforts related to the pandemic by researching its existing medicines to determine if any of its products may offer valuable treatment options. Examples include:
•DEXAVEN® (dexamethasone phosphate), which received an additional new indication in Poland for the treatment of COVID-19 in adult and adolescent patients (12 years of age and older weighing at least 40 kg) who require oxygen therapy
•LUMIFY® (brimonidine tartrate ophthalmic solution 0.025%), BESIVANCE® (besifloxacin ophthalmic suspension) 0.6% and Opcon-A® (pheniramine maleate 0.315% and naphazoline HCI 0.02675% ophthalmic solution) eye drops preserved with benzalkonium chloride, for which investigational in vitro data indicated complete inactivation of COVID-19
•VIRAZOLE® (Ribavirin for Inhalation Solution, USP), which is being studied in an investigational clinical trial in Canada, Greece, Mexico and Brazil to evaluate its use in combination with standard of care therapy to treat hospitalized adult patients with respiratory distress due to COVID-19
•IVEXTERM™ (ivermectin), which is being studied in Latin America to assess an investigational use in treating patients with mild COVID-19; topline results are expected in the first half of 2021

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Debt Management
•Repaid debt by approximately $480 million in the fourth quarter of 2020 for a total of approximately $900 million in the full year of 2020 using cash generated from operations and more efficient cash management
•Refinanced $3.500 billion of debt in 2020 to extend maturities and provide flexibility
•Bausch Health has no debt maturities or mandatory amortization payments until 2024

Resolving Legal Matters
The Company resolved multiple legal matters in 2020, including:
•Resolving outstanding intellectual property disputes with Sandoz Inc. regarding XIFAXAN® (rifaximin) 550 mg tablets and with Sun Pharmaceutical Industries Ltd. regarding XIFAXAN® 200 mg and 550 mg tablets. Salix will maintain market exclusivity for XIFAXAN® until 20285
•Resolving the legacy investigation by the U.S. Securities and Exchange Commission for $45 million regarding the Company’s former relationship with Philidor Rx Services, LLC and certain accounting practices and disclosures related to the 2014 and 2015 reporting periods. The Company neither denied nor admitted the charges
•Resolving the Canadian securities class action litigation for $94 million CAD (approximately $71 million USD), plus settlement administration costs. The Company admits no liability and denies all allegations of wrongdoing whatsoever

Fourth-Quarter and Full-Year 2020 Revenue Performance
Total reported revenues were $2.213 billion for the fourth quarter of 2020, as compared to $2.224 billion in the fourth quarter of 2019, a decrease of $11 million.

Total reported revenues were $8.027 billion for the full year of 2020, as compared to $8.601 billion for the full year of 2019, a decrease of $574 million, or 7%. Revenue was negatively impacted by approximately $740 million in 2020 due to the impact of the COVID-19 pandemic. Excluding the unfavorable impact of foreign exchange of $39 million, the impact of divestitures and discontinuations of $20 million and the impact of an acquisition of $13 million, revenue declined 6% organically1,2 compared to the full year of 2019.

Revenues by segment were as follows:

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5 Sun Pharmaceutical Industries Ltd. and Sandoz Inc. will be able to begin marketing the medicine earlier if another generic rifaximin product is granted approval and starts selling or distributing such generic rifaximin product before Jan. 1, 2028. On Feb. 17, 2020, the Salix Parties (Bausch Health, Salix and Salix’s licensor Alfasigma SpA) received a Notice of Paragraph IV Certification from Norwich Pharmaceuticals, Inc. relating to XIFAXAN® tablets, 550 mg; and filed suit against Norwich on March 26, 2020, which remains pending.

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Fourth-Quarter 2020

	Three Months Ended December 31,
(in millions)	2020	2019	Reported Change	Reported Change	Change at Constant Currency[6]	Organic Change[1,2]
Bausch + Lomb/International	$1,242	$1,238	$4	—%	—%	—%
Salix	$527	$517	$10	2%	2%	2%
Ortho Dermatologics	$160	$158	$2	1%	(1%)	(1%)
Diversified Products	$284	$311	($27)	(9%)	(9%)	(9%)
Total Revenues	$2,213	$2,224	($11)	—%	(1%)	(1%)

Full-Year 2020

	Twelve Months Ended December 31,
(in millions)	2020	2019	Reported Change	Reported Change	Change at Constant Currency[6]	Organic Change[1,2]
Bausch + Lomb/International	$4,408	$4,739	($331)	(7%)	(6%)	(6%)
Salix	$1,904	$2,022	($118)	(6%)	(6%)	(6%)
Ortho Dermatologics	$553	$565	($12)	(2%)	(3%)	(3%)
Diversified Products	$1,162	$1,275	($113)	(9%)	(9%)	(9%)
Total Revenues	$8,027	$8,601	($574)	(7%)	(6%)	(6%)

Bausch + Lomb/International Segment
Bausch + Lomb/International segment revenues were $1.242 billion for the fourth quarter of 2020, as compared to $1.238 billion for the fourth quarter of 2019, an increase of $4 million. Excluding the favorable impact of foreign exchange of $9 million and the impact of divestitures and discontinuations of $5 million, the Bausch + Lomb/International segment was flat organically1,2 compared to the fourth quarter of 2019 primarily due to the impact of the COVID-19 pandemic.

Bausch + Lomb/International segment revenues were $4.408 billion for the full year of 2020, as compared to $4.739 billion for the full year of 2019, a decrease of $331 million, or 7%. Excluding the unfavorable impact of foreign exchange of $42 million and the impact of divestitures and discontinuations of $19 million, the Bausch + Lomb/International segment declined organically1,2 by 6% compared to the full year of 2019 primarily due to the impact of the COVID-19 pandemic.

Salix Segment
Salix segment reported and organic1,2 revenues were $527 million for the fourth quarter of 2020, as compared to $517 million for the fourth quarter of 2019, an increase of $10 million, or 2%, primarily driven by increased sales of XIFAXAN® and TRULANCE® (plecanatide), for which sales grew by 4% and by 33%, respectively, compared to the fourth quarter of 2019. The increase was partially offset by the loss of exclusivity of products in the segment, which negatively impacted revenues by approximately $6 million, and an expected decline for GLUMETZA® (metformin hydrochloride), for which revenue declined by $7 million due to reduced net selling prices.

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6 To assist investors in evaluating the Company’s performance, we have adjusted for changes in foreign currency exchange rates. Change at constant currency, a non-GAAP metric, is determined by comparing 2020 reported amounts adjusted to exclude currency impact, calculated using 2019 monthly average exchange rates, to the actual 2019 reported amounts.

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Salix segment revenues were $1.904 billion for the full year of 2020, as compared to $2.022 billion for the full year of 2019, a decrease of $118 million, or 6%. Excluding the impact of an acquisition of $13 million, the Salix segment also declined organically1,2 by 6% compared to the full year of 2019. The decrease in revenue was primarily driven by the loss of exclusivity of products in the segment, which negatively impacted revenues by approximately $109 million; by an expected decline for GLUMETZA®, for which revenue declined by $70 million due to reduced net selling prices; and by the impact of the COVID-19 pandemic. The decrease in sales for the full year of 2020 was partially offset by increased sales of XIFAXAN® and TRULANCE®, for which sales grew by 2% and 49%, respectively, compared to the full year of 2019.

Ortho Dermatologics Segment
Ortho Dermatologics segment revenues were $160 million for the fourth quarter of 2020, as compared to $158 million for the fourth quarter of 2019, an increase of $2 million, or 1%. Excluding the favorable impact of foreign exchange of $3 million, the Ortho Dermatologics segment declined organically1,2 by approximately 1% compared to the fourth quarter of 2019 primarily driven by the loss of exclusivity of products in the segment, which negatively impacted revenues by approximately $9 million, partially offset by sales of the Thermage® franchise, which grew by 46% compared to the fourth quarter of 2019.

Ortho Dermatologics segment revenues were $553 million for the full year of 2020, as compared to $565 million for the full year of 2019, a decrease of $12 million, or 2%. Excluding the favorable impact of foreign exchange of $3 million, the Ortho Dermatologics segment declined organically1,2 by approximately 3% compared to the full year of 2019 primarily driven by the loss of exclusivity of products in the segment, which negatively impacted revenues by approximately $37 million, partially offset by sales of the Thermage® franchise, which grew by 47% compared to the full year of 2019.

Diversified Products Segment
Diversified Products segment reported and organic1,2 revenues were $284 million for the fourth quarter of 2020, as compared to $311 million for the fourth quarter of 2019, a decrease of $27 million, or 9%. The decrease was primarily attributable to the previously reported loss of exclusivity for a basket of products and the impact of the COVID-19 pandemic.

Diversified Products segment revenues were $1.162 million for the full year of 2020, as compared to $1.275 billion for the full year of 2019, a decrease of $113 million, or 9%. Excluding the impact of divestitures and discontinuations of $1 million, the Diversified Products segment also declined organically1,2 by 9% compared to the full year of 2019. The decrease in revenue was primarily attributable to the previously reported loss of exclusivity for a basket of products and the impact of the COVID-19 pandemic.

Operating Results
Operating loss was $5 million for the fourth quarter of 2020, as compared to operating loss of $1.076 billion for the fourth quarter of 2019, an increase in operating results of $1.071 billion. The increase in operating results was primarily due to the accrual of legal reserves established for the resolution of the U.S. securities litigation, other related actions and ongoing legacy litigation and investigations in the fourth quarter of 2019 and profit protection measures taken to manage and reduce operating expenses during the COVID-19 pandemic, partially offset by decreases in revenues and gross margins primarily due to the impact of the COVID-19 pandemic, as discussed above.

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Operating income was $676 million for the full year of 2020, as compared to operating loss of $203 million for the full year of 2019, an increase in operating results of $879 million. The increase in operating results was primarily due to the accrual of legal reserves established for the resolution of the U.S. securities litigation, other related actions and ongoing legacy litigation and investigations in 2019 and profit protection measures taken to manage and reduce operating expenses during the COVID-19 pandemic, partially offset by decreases in revenues and gross margins primarily due to the impact of the COVID-19 pandemic, as discussed above.

Net Loss
Net loss was $153 million for the fourth quarter of 2020, as compared to net loss of $1.516 billion for the fourth quarter of 2019, a favorable change of $1.363 billion. The change was primarily driven by the increase in operating results discussed above and the benefit from income taxes in connection with the release of valuation allowance against deferred income taxes.

Net loss was $560 million for the full year of 2020, as compared to net loss of $1.788 billion for the full year of 2019, a favorable change of $1.228 billion. The change was primarily driven by the increase in operating results discussed above, the benefit from income taxes in connection with the release of valuation allowance against deferred income taxes and the decrease in interest expense.

Adjusted net income (non-GAAP)1 for the fourth quarter of 2020 was $478 million, as compared to $404 million for the fourth quarter of 2019, an increase of $74 million, or 18%.

Adjusted net income (non-GAAP)1 for the full year of 2020 was $1.428 billion, as compared to $1.559 billion for the full year of 2019, a decrease of $131 million, or 8%.

Cash Generated from Operations
The Company generated $394 million of cash from operations (GAAP basis) in the fourth quarter of 2020, as compared to $234 million in the fourth quarter of 2019, an increase of $160 million. The increase in cash from operations was primarily attributed to the timing of payments and receipts in the ordinary course of business and profit protection measures taken to manage and reduce operating expenses during the COVID-19 pandemic, partially offset by payments of $79 million for the resolution of certain legacy litigation and investigations in the fourth quarter of 2020.

The Company generated $1.111 billion of cash from operations (GAAP basis) in 2020, as compared to $1.501 billion in 2019, a decrease of $390 million. The decrease in cash from operations was primarily attributed to lower volumes as a result of the COVID-19 pandemic and $122 million of payments for the resolution of certain legacy litigation and investigations in 2020.7

EPS
GAAP Earnings Per Share (EPS) Diluted for the fourth quarter of 2020 was ($0.43), as compared to ($4.30) for the fourth quarter of 2019. GAAP Earnings Per Share (EPS) Diluted for the full year of 2020 was ($1.58), as compared to ($5.08) for the full year of 2019.

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7 The $122 million of payments for the resolution of certain legacy litigation and investigations in 2020 is net of insurance proceeds.

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Adjusted EBITDA (non-GAAP)1
Adjusted EBITDA (non-GAAP)1 was $911 million for the fourth quarter of 2020, as compared to $898 million for the fourth quarter of 2019, an increase of $13 million, or 1%.

Adjusted EBITDA (non-GAAP)1 was $3.294 billion for the full year of 2020, as compared to $3.571 billion for the full year of 2019, a decrease of $277 million, or 8%. The decrease was primarily due to impact of the COVID-19 pandemic.

2021 Financial Outlook
Bausch Health provided guidance for the full year of 2021 as follows:
•Full-year revenue range of $8.60 - $8.80 billion
•Full-year Adjusted EBITDA (non-GAAP) range of $3.40 - $3.55 billion

Other than with respect to GAAP Revenues, the Company only provides guidance on a non-GAAP basis. The Company does not provide a reconciliation of forward-looking Adjusted EBITDA (non-GAAP) to GAAP net income (loss), due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. In periods where significant acquisitions or divestitures are not expected, the Company believes it might have a basis for forecasting the GAAP equivalent for certain costs, such as amortization, which would otherwise be treated as non-GAAP to calculate projected GAAP net income (loss). However, because other deductions (such as restructuring, gain or loss on extinguishment of debt and litigation and other matters) used to calculate projected net income (loss) vary dramatically based on actual events, the Company is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income (loss) at this time. The amount of these deductions may be material and, therefore, could result in projected GAAP net income (loss) being materially less than projected Adjusted EBITDA (non-GAAP). These statements represent forward-looking information and may represent a financial outlook, and actual results may vary. Please see the risks and assumptions referred to in the Forward-looking Statements section of this news release.

Additional Highlights
•Bausch Health’s cash, cash equivalents and restricted cash were $1.816 billion8 at Dec. 31, 2020
•The Company’s availability under its Revolving Credit Facility was $1.121 billion at Dec. 31, 2020
•Basic weighted average shares outstanding for the fourth quarter of 2020 were 355.8 million shares. Diluted weighted average shares outstanding for the fourth quarter of 2020 were 359.0 million shares9
•Basic weighted average shares outstanding for the full year of 2020 were 355.0 million shares. Diluted weighted average shares outstanding for the full year of 2020 were 358.2 million shares9

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8 Cash, cash equivalents and restricted cash at Dec. 31, 2020 includes remaining net proceeds from the December 2019 bond issuance intended to be used to finance the $1.210 billion settlement of the U.S. Securities litigation expected to be paid in 2021.
9 Diluted weighted average shares includes the dilutive impact of options and restricted stock units, which are approximately 3,182,000 common shares for the 3 months ended Dec. 31, 2020 and approximately 3,154,000 common shares for the 12 months ended Dec. 31, 2020, and which are excluded when calculating GAAP diluted loss per share because the effect of including the impact would be anti-dilutive.

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Conference Call Details

Date:	Wednesday, Feb. 24, 2021
Time:	8:00 a.m. ET
Webcast:	http://ir.bauschhealth.com/events-and-presentations
Participant Event Dial-in:	+1 (888) 317-6003 (United States)
+1 (412) 317-6061 (International)
+1 (866) 284-3684 (Canada)
Participant Passcode:	2735891
Replay Dial-in:	+1 (877) 344-7529 (United States)
+1 (412) 317-0088 (International)
+1 (855) 669-9658 (Canada)
Replay Passcode:	10150375 (replay available until March 3, 2021)

About Bausch Health
Bausch Health Companies Inc. (NYSE/TSX: BHC) is a global company whose mission is to improve people’s lives with our health care products. We develop, manufacture and market a range of pharmaceutical, medical device and over-the-counter products, primarily in the therapeutic areas of eye health, gastroenterology and dermatology. We are delivering on our commitments as we build an innovative company dedicated to advancing global health. More information can be found at www.bauschhealth.com.

Forward-looking Statements
This news release contains forward-looking information and statements, within the meaning of applicable securities laws (collectively, “forward-looking statements”), including, but not limited to, Bausch Health’s future prospects and performance, including the Company’s 2021 full-year guidance, the Company’s plan to separate its eye health business from the remainder of Bausch Health and the anticipated impact of the COVID-19 pandemic on the Company and the Company’s recovery therefrom. Forward-looking statements may generally be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “believes,” “estimates,” “potential,” “target,” or “continue” and variations or similar expressions, and phrases or statements that certain actions, events or results may, could, should or will be achieved, received or taken, or will occur or result, and similar such expressions also identify forward-looking information. These forward-looking statements, including the Company’s full-year guidance, are based upon the current expectations and beliefs of management and are provided for the purpose of providing additional information about such expectations and beliefs, and readers are cautioned that these statements may not be appropriate for other purposes. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in these forward-looking statements. These risks and uncertainties include, but are not limited to, the risks and uncertainties discussed in the Company’s most recent annual and quarterly reports and detailed from time to time in the Company’s other filings with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators, which risks and uncertainties are incorporated herein by reference. They also include, but are not limited to, risks and uncertainties relating to the Company’s proposed plan to separate its

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eye health business from the remainder of Bausch Health, including the expected benefits and costs of the separation transaction, the expected timing of completion of the separation transaction and its terms, the Company’s ability to complete the separation transaction considering the various conditions to the completion of the separation transaction (some of which are outside the Company’s control, including conditions related to regulatory matters and a possible shareholder vote, if applicable), that market or other conditions are no longer favorable to completing the transaction, that any shareholder, stock exchange, regulatory or other approval (if required) is not obtained on the terms or timelines anticipated or at all, business disruption during the pendency of or following the separation transaction, diversion of management time on the separation transaction-related issues, retention of existing management team members, the reaction of customers and other parties to the separation transaction, the qualification of the separation transaction as a tax-free transaction for Canadian and/or U.S. federal income tax purposes (including whether or not an advance ruling from either or both of the Canada Revenue Agency and the Internal Revenue Service will be sought or obtained), potential dis-synergy costs between the separated entity and the remainder of Bausch Health, the impact of the separation transaction on relationships with customers, suppliers, employees and other business counterparties, general economic conditions, conditions in the markets Bausch Health is engaged in, behavior of customers, suppliers and competitors, technological developments and legal and regulatory rules affecting Bausch Health’s business. In particular, the Company can offer no assurance that any separation transaction will occur at all, or that any separation transaction will occur on the terms and timelines anticipated by the Company. They also include, but are not limited to, risks and uncertainties caused by or relating to the evolving COVID-19 pandemic, the fear of that pandemic, the availability and effectiveness of vaccines for COVID-19, and the potential effects of that pandemic, the severity, duration and future impact of which are highly uncertain and cannot be predicted, and which may have a material adverse impact on the Company, including but not limited to its supply chain, third-party suppliers, project development timelines, employee base, liquidity, stock price, financial condition and costs (which may increase) and revenue and margins (both of which may decrease). In addition, certain material factors and assumptions have been applied in making these forward-looking statements, including, without limitation, assumptions regarding our 2021 full-year guidance with respect to expectations regarding base performance and management’s belief regarding the impact of the COVID-19 pandemic and associated responses on such base performance and the operations and financial results of the Company generally, expected currency impact, the expected timing and impact of loss of exclusivity for certain of our products, expectations regarding gross margin, adjusted SG&A expense (non-GAAP) and the Company’s ability to continue to manage such expense in the manner anticipated and the anticipated timing and extent of the Company’s R&D expense; and the assumption that the risks and uncertainties outlined above will not cause actual results or events to differ materially from those described in these forward-looking statements. Management has also made certain assumptions in assessing the anticipated impacts of the COVID-19 pandemic on the Company and its results of operations and financial conditions, including: that there will be no material restrictions on access to health care products and services resulting from a possible resurgence of the virus and variant strains thereof on a global basis in 2021; there will be increased availability of effective vaccines; that the strict social restrictions in the first half of 2020 will not be materially re-enacted in the event of a material resurgence of the virus; that there will be an ongoing, gradual global recovery as the macroeconomic and health care impacts of the COVID-19 pandemic run their course; that the largest impact to the Company’s businesses were seen in the second quarter of 2020; anticipate that our affected businesses could possibly return to pre-pandemic levels during 2021, but that rates of recovery will vary by geography and business unit, with some regions and business units expected to lag in recovery possibly beyond 2021; and no major interruptions in the Company’s supply chain and distribution channels. If any of these assumptions regarding the impacts of the COVID-19 pandemic are

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incorrect, our actual results could differ materially from those described in these forward-looking statements.

Additional information regarding certain of these material factors and assumptions may also be found in the Company’s filings described above. The Company believes that the material factors and assumptions reflected in these forward-looking statements are reasonable in the circumstances, but readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Bausch Health undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect actual outcomes, unless required by law.

Non-GAAP Information
To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures, including: (i) Adjusted EBITDA (non-GAAP), (ii) organic growth/change and (iii) constant currency. As discussed below, we also provide Adjusted Net Income (non-GAAP) to provide supplemental information to readers. Management uses these non-GAAP measures as key metrics in the evaluation of the Company’s performance and the consolidated financial results and, in part, in the determination of cash bonuses for its executive officers. The Company believes these non-GAAP measures are useful to investors in their assessment of our operating performance and the valuation of the Company. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors, and in order to assure that all investors have access to similar data, the Company has determined that it is appropriate to make this data available to all investors.

However, these measures are not prepared in accordance with GAAP nor do they have any standardized meaning under GAAP. In addition, other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to such similarly titled non-GAAP financial measures used by other companies. We caution investors not to place undue reliance on such non-GAAP measures, but instead to consider them with the most directly comparable GAAP measures. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation. They should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

The reconciliations of these historic non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables below. However, as indicated above, for guidance purposes, the Company does not provide reconciliations of projected Adjusted EBITDA (non-GAAP) to projected GAAP net income (loss), due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations.

Specific Non-GAAP Measures
Adjusted EBITDA (non-GAAP)
Adjusted EBITDA (non-GAAP) is GAAP net loss attributable to Bausch Health Companies Inc. (its most directly comparable GAAP financial measure) adjusted for interest expense, net, (Benefit from) provision for income taxes, depreciation and amortization and certain other items described below. Management believes that Adjusted EBITDA (non-GAAP), along with the GAAP measures used by management, most appropriately reflect how the Company measures the business internally and sets operational goals and incentives. In particular, the Company believes that Adjusted EBITDA (non-GAAP) focuses management on the Company’s underlying operational results and business performance. As a result, the Company

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uses Adjusted EBITDA (non-GAAP) both to assess the actual financial performance of the Company and to forecast future results as part of its guidance. Management believes Adjusted EBITDA (non-GAAP) is a useful measure to evaluate current performance. Adjusted EBITDA (non-GAAP) is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors. In addition, cash bonuses for the Company’s executive officers and other key employees are based, in part, on the achievement of certain Adjusted EBITDA (non-GAAP) targets.

Adjusted EBITDA (non-GAAP) is net loss attributable to Bausch Health Companies Inc. (its most directly comparable GAAP financial measure) adjusted for interest expense, net, (Benefit from) provision for income taxes, depreciation and amortization and the following items:
•Asset impairments: The Company has excluded the impact of impairments of finite-lived and indefinite-lived intangible assets, as well as impairments of assets held for sale, as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions and divestitures. The Company believes that the adjustments of these items correlate with the sustainability of the Company’s operating performance. Although the Company excludes impairments of intangible assets from measuring the performance of the Company and the business, the Company believes that it is important for investors to understand that intangible assets contribute to revenue generation.
•Goodwill impairments: The Company excludes the impact of goodwill impairments. When the Company has made acquisitions where the consideration paid was in excess of the fair value of the net assets acquired, the remaining purchase price is recorded as goodwill. For assets that we developed ourselves, no goodwill is recorded. Goodwill is not amortized but is tested for impairment. The amount of goodwill impairment is measured as the excess of a reporting unit’s carrying value over its fair value. Management excludes these charges in measuring the performance of the Company and the business.
•Restructuring and integration costs: The Company has incurred restructuring costs as it implemented certain strategies, which involved, among other things, improvements to its infrastructure and operations, internal reorganizations and impacts from the divestiture of assets and businesses. In addition, in connection with its acquisition of certain assets of Synergy Pharmaceuticals Inc. (“Synergy”), the Company has incurred certain severance and integration costs. With regard to infrastructure and operational improvements which the Company has taken to improve efficiencies in the businesses and facilities, these tend to be costs intended to right size the business or organization that fluctuate significantly between periods in amount, size and timing, depending on the improvement project, reorganization or transaction. With regard to the severance and integration costs associated with the acquisition of certain assets of Synergy, these costs are specific to the acquisition itself and provided no benefit to the ongoing operations of the Company. As a result, the Company does not believe that such costs (and their impact) are truly representative of its underlying business. The Company believes that the adjustments of these items provide supplemental information with regard to the sustainability of the Company’s operating performance, allow for a comparison of the financial results to historical operations and forward-looking guidance and, as a result, provide useful supplemental information to investors.
•Acquisition-related costs and adjustments excluding amortization of intangible assets: The Company has excluded the impact of acquisition-related costs and fair value inventory step-up resulting from acquisitions as the amounts and frequency of such costs and adjustments are not consistent and are impacted by the timing and size of its acquisitions. In addition, the Company has excluded the impact of acquisition-related contingent consideration non-cash adjustments due to the inherent uncertainty and volatility associated with such amounts based on changes in assumptions with respect to fair value estimates, and the amount and frequency of such adjustments is not consistent

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and is significantly impacted by the timing and size of the Company’s acquisitions, as well as the nature of the agreed-upon consideration.
•Loss on extinguishment of debt: The Company has excluded loss on extinguishment of debt as this represents a cost of refinancing our existing debt and is not a reflection of our operations for the period. Further, the amount and frequency of such charges are not consistent and are significantly impacted by the timing and size of debt financing transactions and other factors in the debt market out of management’s control.
•Share-based compensation: The Company has excluded costs relating to share-based compensation. The Company believes that the exclusion of share-based compensation expense assists investors in the comparisons of operating results to peer companies. Share-based compensation expense can vary significantly based on the timing, size and nature of awards granted.
•Separation costs and separation-related costs: The Company has excluded certain costs incurred in connection with activities taken to: (i) separate the eye-health business from the remainder of the Company and (ii) register the eye-health business as an independent publicly traded entity. Separation costs are incremental costs directly related to effectuating the separation of the eye-health business and include, but are not limited to, legal, audit and advisory fees, employee hiring, relocation and travel costs and costs associated with establishing a new board of directors and audit committee. Separation-related costs are incremental costs indirectly related to the separation of the eye-health business and include, but are not limited to, IT infrastructure and software licensing costs, rebranding costs and costs associated with facility relocation and/or modification. As these costs arise from events outside of the ordinary course of continuing operations, the Company believes that the adjustments of these items provide supplemental information with regard to the sustainability of the Company’s operating performance, allow for a comparison of the financial results to historical operations and forward-looking guidance and, as a result, provide useful supplemental information to investors.
•Other Non-GAAP adjustments: The Company has excluded certain other amounts, including legal and other professional fees incurred in connection with legal and governmental proceedings, investigations and information requests regarding certain of our legacy distribution, marketing, pricing, disclosure and accounting practices, litigation and other matters, and net gain on sales of assets. The Company has also excluded expenses associated with in-process research and development, as these amounts are inconsistent in amount and frequency and are significantly impacted by the timing, size and nature of acquisitions. Furthermore, as these amounts are associated with research and development acquired, the Company does not believe that they are a representation of the Company’s research and development efforts during any given period. The Company has also excluded IT infrastructure investment, that are the result of other, non-comparable events to measure operating performance. These events arise outside of the ordinary course of continuing operations. Given the unique nature of the matters relating to these costs, the Company believes these items are not normal operating expenses. For example, legal settlements and judgments vary significantly, in their nature, size and frequency, and, due to this volatility, the Company believes the costs associated with legal settlements and judgments are not normal operating expenses. In addition, as opposed to more ordinary course matters, the Company considers that each of the recent proceedings, investigations and information requests, given their nature and frequency, are outside of the ordinary course and relate to unique circumstances. The Company believes that the exclusion of such out-of-the-ordinary-course amounts provides supplemental information to assist in the comparison of the financial results of the Company from period to period and, therefore, provides useful supplemental information to investors. However, investors should understand that many of these costs could recur and that companies in our industry often face litigation.

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Adjusted Net Income (non-GAAP)
Adjusted net income (non-GAAP) is net loss attributable to Bausch Health Companies Inc. (its most directly comparable GAAP financial measure) adjusted for restructuring and integration costs, acquired in-process research and development costs, loss on extinguishment of debt, asset impairments, acquisition-related adjustments, excluding amortization, separation costs and separation-related costs and other non-GAAP charges as these adjustments are described above, and amortization of intangible assets as described below:
•Amortization of intangible assets: The Company has excluded the impact of amortization of intangible assets, as such amounts are inconsistent in amount and frequency and are significantly impacted by the timing and/or size of acquisitions. The Company believes that the adjustments of these items correlate with the sustainability of the Company’s operating performance. Although the Company excludes amortization of intangible assets from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in the amortization of additional intangible assets.

Historically, management has used Adjusted net income (non-GAAP) for strategic decision making, forecasting future results and evaluating current performance. This non-GAAP measure excludes the impact of certain items (as described above) that may obscure trends in the Company’s underlying performance. By disclosing this non-GAAP measure, it is management’s intention to provide investors with a meaningful, supplemental comparison of the Company’s operating results and trends for the periods presented. It is management’s belief that this measure is also useful to investors as such measure allowed investors to evaluate the Company’s performance using the same tools that management uses to evaluate past performance and prospects for future performance. Accordingly, it is the Company’s belief that Adjusted net income (non-GAAP) is useful to investors in their assessment of the Company’s operating performance and the valuation of the Company. It is also noted that, in recent periods, our GAAP net income (loss) was significantly lower than our Adjusted net income (non-GAAP). Commencing in 2017, management of the Company identified and began using certain new primary financial performance measures to assess the Company’s financial performance. However, management still believes that Adjusted net income (non-GAAP) may be useful to investors in their assessment of the Company and its performance.

Organic Growth/Change
Organic growth/change, a non-GAAP metric, is defined as a change on a period-over-period basis in revenues on a constant currency basis (if applicable) excluding the impact of recent acquisitions, divestitures and discontinuations (if applicable). Organic growth/change is change in GAAP Revenue (its most directly comparable GAAP financial measure) adjusted for certain items, as further described below, of businesses that have been owned for one or more years. Organic revenue growth/change is impacted by changes in product volumes and price. The price component is made up of two key drivers: (i) changes in product gross selling price and (ii) changes in sales deductions. The Company uses organic growth/change to assess performance of its business units and operating and reportable segments, and the Company in total, without the impact of foreign currency exchange fluctuations and recent acquisitions, divestitures and product discontinuations. The Company believes that such measures are useful to investors as they provide a supplemental period-to-period comparison.

Organic growth/change reflects adjustments for: (i) the impact of period-over-period changes in foreign currency exchange rates on revenues and (ii) the revenues associated with acquisitions, divestitures and

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discontinuations of businesses divested and/or discontinued. These adjustments are determined as follows:
•Foreign currency exchange rates: Although changes in foreign currency exchange rates are part of our business, they are not within management’s control. Changes in foreign currency exchange rates, however, can mask positive or negative trends in the business. The impact for changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
•Acquisitions, divestitures and discontinuations: In order to present period-over-period organic revenue (non-GAAP) growth/change on a comparable basis, revenues associated with acquisitions, divestitures and discontinuations are adjusted to include only revenues from those businesses and assets owned during both periods. Accordingly, organic revenue (non-GAAP) growth/change excludes from the current period, revenues attributable to each acquisition for twelve months subsequent to the day of acquisition, as there are no revenues from those businesses and assets included in the comparable prior period. Organic revenue (non-GAAP) growth/change excludes from the prior period, all revenues attributable to each divestiture and discontinuance during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period.

Constant Currency
Changes in the relative values of non-U.S. currencies to the U.S. dollar may affect the Company’s financial results and financial position. To assist investors in evaluating the Company’s performance, we have adjusted for foreign currency effects. Constant currency impact is determined by comparing 2020 reported amounts adjusted to exclude currency impact, calculated using 2019 monthly average exchange rates, to the actual 2019 reported amounts.

Please also see the reconciliation tables below for further information as to how these non-GAAP measures are calculated for the periods presented.

FINANCIAL TABLES FOLLOW

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Bausch Health Companies Inc.				Table 1
Condensed Consolidated Statements of Operations
For the Three and Twelve Months Ended December 31, 2020 and 2019
(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2020	2019	2020	2019
Revenues
Product sales	$2,190	$2,198	$7,924	$8,489
Other revenues	23	26	103	112
	2,213	2,224	8,027	8,601
Expenses
Cost of goods sold (excluding amortization and impairments of intangible assets)	637	622	2,202	2,297
Cost of other revenues	8	13	47	53
Selling, general and administrative	636	668	2,367	2,554
Research and development	119	114	452	471
Amortization of intangible assets	382	445	1,645	1,897
Asset impairments, including loss on assets held for sale	97	26	114	75
Restructuring, integration and separation costs	9	3	22	31
Acquisition-related contingent consideration	22	10	48	12
Other expense, net	308	1,399	454	1,414
	2,218	3,300	7,351	8,804
Operating (loss) income	(5)	(1,076)	676	(203)
Interest income	2	3	13	12
Interest expense	(379)	(391)	(1,534)	(1,612)
Loss on extinguishment of debt	(8)	(2)	(59)	(42)
Foreign exchange and other	(4)	(4)	(30)	8
Loss before benefit from (provision for) income taxes	(394)	(1,470)	(934)	(1,837)
Benefit from (provision for) income taxes	242	(47)	375	54
Net loss	(152)	(1,517)	(559)	(1,783)
Net (income) loss attributable to noncontrolling interest	(1)	1	(1)	(5)
Net loss attributable to Bausch Health Companies Inc.	$(153)	$(1,516)	$(560)	$(1,788)

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Bausch Health Companies Inc.				Table 2
Reconciliation of GAAP Net Loss to Adjusted Net Income (non-GAAP)
For the Three and Twelve Months Ended December 31, 2020 and 2019
(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2020	2019	2020	2019
Net loss attributable to Bausch Health Companies Inc.	$(153)	$(1,516)	$(560)	$(1,788)
Non-GAAP adjustments: (a)
Amortization of intangible assets	382	445	1,645	1,897
Asset impairments, including loss on assets held for sale	97	26	114	75
Restructuring and integration costs	(1)	3	11	31
Acquired in-process research and development costs	12	32	32	41
Acquisition-related costs and adjustments (excluding amortization of intangible assets)	22	10	48	25
Loss on extinguishment of debt	8	2	59	42
IT infrastructure investment	5	9	21	24
Separation costs and separation-related costs	27	—	32	—
Legal and other professional fees	11	13	39	35
Net gain on sale of assets	—	(21)	(1)	(31)
Litigation and other matters	295	1,389	422	1,401
Other	1	(1)	1	(7)
Tax effect of non-GAAP adjustments	(228)	13	(435)	(186)
Total non-GAAP adjustments	631	1,920	1,988	3,347
Adjusted net income (non-GAAP)	$478	$404	$1,428	$1,559

(a) The components of and further details respecting each of these non-GAAP adjustments and the financial statement line item to which each component relates can be found on Table 2a.

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Bausch Health Companies Inc.			Table 2a
Reconciliation of GAAP to Non-GAAP Financial Information
For the Three and Twelve Months Ended December 31, 2020 and 2019
(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2020	2019	2020	2019
Cost of goods sold reconciliation:
GAAP Cost of goods sold (excluding amortization and impairments of intangible assets)	$637	$622	$2,202	$2,297
Fair value inventory step-up resulting from acquisitions (a)	—	—	—	(5)
Adjusted cost of goods sold (excluding amortization and impairments of intangible assets) (non-GAAP)	$637	$622	$2,202	$2,292
Selling, general and administrative reconciliation:
GAAP Selling, general and administrative	$636	$668	$2,367	$2,554
IT infrastructure investment (b)	(5)	(9)	(21)	(24)
Legal and other professional fees (c)	(11)	(13)	(39)	(35)
Separation-related costs (d)	(17)	—	(21)	—
Other (e)	—	—	—	2
Adjusted selling, general and administrative (non-GAAP)	$603	$646	$2,286	$2,497
Amortization of intangible assets reconciliation:
GAAP Amortization of intangible assets	$382	$445	$1,645	$1,897
Amortization of intangible assets (f)	(382)	(445)	(1,645)	(1,897)
Adjusted amortization of intangible assets (non-GAAP)	$—	$—	$—	$—
Restructuring, integration and separation costs reconciliation:
GAAP Restructuring, integration and separation costs	$9	$3	$22	$31
Restructuring and integration costs (g)	1	(3)	(11)	(31)
Separation costs (d)	(10)	—	(11)	—
Adjusted restructuring, integration and separation costs (non-GAAP)	$—	$—	$—	$—
Asset impairments, including loss on assets held for sale reconciliation:
GAAP Asset impairments, including loss on assets held for sale	$97	$26	$114	$75
Asset impairments, including loss on assets held for sale (h)	(97)	(26)	(114)	(75)
Adjusted asset impairments, including loss on assets held for sale (non-GAAP)	$—	$—	$—	$—
Acquisition-related contingent consideration reconciliation:
GAAP Acquisition-related contingent consideration	$22	$10	$48	$12
Acquisition-related contingent consideration (a)	(22)	(10)	(48)	(12)
Adjusted acquisition-related contingent consideration (non-GAAP)	$—	$—	$—	$—
Other expense, net reconciliation:
GAAP Other expense, net	$308	$1,399	$454	$1,414
Net gain on sale of assets (i)	—	21	1	31
Acquisition-related costs (a)	—	—	—	(8)
Litigation and other matters (j)	(295)	(1,389)	(422)	(1,401)
Acquired in-process research and development costs (k)	(12)	(32)	(32)	(41)
Other (e)	(1)	1	(1)	5
Adjusted other expense, net (non-GAAP)	$—	$—	$—	$—

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Bausch Health Companies Inc.			Table 2a (continued)
Reconciliation of GAAP to Non-GAAP Financial Information
For the Three and Twelve Months Ended December 31, 2020 and 2019
(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2020	2019	2020	2019
Loss on extinguishment of debt reconciliation:
GAAP Loss on extinguishment of debt	$(8)	$(2)	$(59)	$(42)
Loss on extinguishment of debt (l)	8	2	59	42
Adjusted loss on extinguishment of debt (non-GAAP)	$—	$—	$—	$—
Benefit from (provision for) income taxes reconciliation:
GAAP Benefit from (provision for) income taxes	$242	$(47)	$375	$54
Tax effect of non-GAAP adjustments (m)	(228)	13	(435)	(186)
Adjusted benefit from (provision for) income taxes (non-GAAP)	$14	$(34)	$(60)	$(132)

(a) Represents the three components of the non-GAAP adjustment of “Acquisition-related costs and adjustments (excluding amortization of intangible assets)” (see Table 2).
(b) Represents the sole component of the non-GAAP adjustment of “IT infrastructure investment” (see Table 2).
(c) Represents the sole component of the non-GAAP adjustment of “Legal and other professional fees” (see Table 2). Legal and other professional fees incurred during the three and twelve months ended December 31, 2020 and 2019 in connection with legal and governmental proceedings, investigations and information requests related to, among other matters, our distribution, marketing, pricing, disclosure and accounting practices.
(d) Represents the two components of the non-GAAP adjustment of “Separation costs and separation-related costs” (see Table 2).
(e) Represents the two components of the non-GAAP adjustment of “Other” (see Table 2).
(f) Represents the sole component of the non-GAAP adjustment of “Amortization of intangible assets” (see Table 2).
(g) Represents the sole component of the non-GAAP adjustment of “Restructuring and integration costs” (see Table 2).
(h) Represents the sole component of the non-GAAP adjustment of “Asset impairments, including loss on assets held for sale” (see Table 2).
(i) Represents the sole component of the non-GAAP adjustment of “Net gain on sale of assets” (see Table 2).
(j) Represents the sole component of the non-GAAP adjustment of "Litigation and other matters" (see Table 2).
(k) Represents the sole component of the non-GAAP adjustment of “Acquired in-process research and development costs” (see Table 2).
(l) Represents the sole component of the non-GAAP adjustment of “Loss on extinguishment of debt” (see Table 2).
(m) Represents the sole component of the non-GAAP adjustment of “Tax effect of non-GAAP adjustments” (see Table 2).

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Bausch Health Companies Inc.			Table 2b
Reconciliation of GAAP Net Loss to Adjusted EBITDA (non-GAAP)
For the Three and Twelve Months Ended December 31, 2020 and 2019
(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in millions)	2020	2019	2020	2019
Net loss attributable to Bausch Health Companies Inc.	$(153)	$(1,516)	$(560)	$(1,788)
Interest expense, net	377	388	1,521	1,600
(Benefit from) provision for income taxes	(242)	47	(375)	(54)
Depreciation and amortization	428	492	1,825	2,075
EBITDA	410	(589)	2,411	1,833
Adjustments:
Asset impairments, including loss on assets held for sale	97	26	114	75
Restructuring and integration costs	(1)	3	11	31
Acquisition-related costs and adjustments (excluding amortization of intangible assets)	22	10	48	25
Loss on extinguishment of debt	8	2	59	42
Share-based compensation	24	25	105	102
Separation costs and separation-related costs	27	—	32	—
Other adjustments:
Litigation and other matters	295	1,389	422	1,401
IT infrastructure investment	5	9	21	24
Legal and other professional fees (a)	11	13	39	35
Net gain on sale of assets	—	(21)	(1)	(31)
Acquired in-process research and development costs	12	32	32	41
Other	1	(1)	1	(7)
Adjusted EBITDA (non-GAAP)	$911	$898	$3,294	$3,571

(a) Legal and other professional fees incurred during the three and twelve months ended December 31, 2020 and 2019 in connection with legal and governmental proceedings, investigations and information requests related to, among other matters, our distribution, marketing, pricing, disclosure and accounting practices.

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Bausch Health Companies Inc.								Table 3a
Organic Growth (non-GAAP) - by Segment
For the Three Months Ended December 31, 2020 and 2019
(unaudited)
	Calculation of Organic Revenue for the Three Months Ended
	December 31, 2020				December 31, 2019			Change in Organic Revenue
	Revenue as Reported	Changes in Exchange Rates (a)	Acquisition	Organic Revenue (Non-GAAP) (b)	Revenue as Reported	Divestitures and Discontinuations	Organic Revenue (Non-GAAP) (b)
(in millions)								Amount	Pct.
Bausch + Lomb/International
Global Vision Care	$213	$(5)	$—	$208	$210	$—	$210	$(2)	(1)%
Global Surgical	182	(5)	—	177	193	(2)	191	(14)	(7)%
Global Consumer Products	386	2	—	388	390	—	390	(2)	(1)%
Global Ophtho Rx	139	(2)	—	137	155	(2)	153	(16)	(10)%
International Rx	322	1	—	323	290	(1)	289	34	12%
Total Bausch + Lomb/International	1,242	(9)	—	1,233	1,238	(5)	1,233	—	—%

Salix	527	—	—	527	517	—	517	10	2%

Ortho Dermatologics
Ortho Dermatologics	73	—	—	73	94	—	94	(21)	(22)%
Global Solta	87	(3)	—	84	64	—	64	20	31%
Total Ortho Dermatologics	160	(3)	—	157	158	—	158	(1)	(1)%

Diversified Products
Neurology and Other	160	—	—	160	168	—	168	(8)	(5)%
Generics	99	—	—	99	117	—	117	(18)	(15)%
Dentistry	25	—	—	25	26	—	26	(1)	(4)%
Total Diversified Products	284	—	—	284	311	—	311	(27)	(9)%

Totals	$2,213	$(12)	$—	$2,201	$2,224	$(5)	$2,219	$(18)	(1)%
(a) The impact for changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
(b) To supplement the financial measures prepared in accordance with GAAP, the Company uses certain non-GAAP financial measures. For additional information about the Company’s use of such non-GAAP financial measures, refer to the body of the news release to which these tables are attached. Organic revenue (non-GAAP) for the three months ended December 31, 2020 is calculated as revenue as reported adjusted for: (i) the impact for changes in exchange rates (previously defined in this news release) and (ii) revenues attributable to acquisitions during the twelve months subsequent to the day of acquisition, as there are no revenues from those businesses included in the comparable prior period. Organic revenue (non-GAAP) for the three months ended December 31, 2019 is calculated as revenue as reported less revenues attributable to divestitures and discontinuances during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period.

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Bausch Health Companies Inc.								Table 3b
Organic Growth (non-GAAP) - by Segment
For the Twelve Months Ended December 31, 2020 and 2019
(unaudited)
	Calculation of Organic Revenue for the Twelve Months Ended
	December 31, 2020				December 31, 2019			Change in Organic Revenue
	Revenue as Reported	Changes in Exchange Rates (a)	Acquisition	Organic Revenue (Non-GAAP) (b)	Revenue as Reported	Divestitures and Discontinuations	Organic Revenue (Non-GAAP) (b)
(in millions)								Amount	Pct.
Bausch + Lomb/International
Global Vision Care	$755	$(1)	$—	$754	$848	$(1)	$847	$(93)	(11)%
Global Surgical	576	(2)	—	574	698	(5)	693	(119)	(17)%
Global Consumer Products	1,434	24	—	1,458	1,455	(2)	1,453	5	—%
Global Ophtho Rx	504	1	—	505	638	(7)	631	(126)	(20)%
International Rx	1,139	20	—	1,159	1,100	(4)	1,096	63	6%
Total Bausch + Lomb/International	4,408	42	—	4,450	4,739	(19)	4,720	(270)	(6)%

Salix	1,904	—	(13)	1,891	2,022	—	2,022	(131)	(6)%

Ortho Dermatologics
Ortho Dermatologics	300	—	—	300	371	—	371	(71)	(19)%
Global Solta	253	(3)	—	250	194	—	194	56	29%
Total Ortho Dermatologics	553	(3)	—	550	565	—	565	(15)	(3)%

Diversified Products
Neurology and Other	674	—	—	674	715	(1)	714	(40)	(6)%
Generics	415	—	—	415	459	—	459	(44)	(10)%
Dentistry	73	—	—	73	101	—	101	(28)	(28)%
Total Diversified Products	1,162	—	—	1,162	1,275	(1)	1,274	(112)	(9)%

Totals	$8,027	$39	$(13)	$8,053	$8,601	$(20)	$8,581	$(528)	(6)%
(a) The impact for changes in foreign currency exchange rates is determined as the difference in the current period reported revenues at their current period currency exchange rates and the current period reported revenues revalued using the monthly average currency exchange rates during the comparable prior period.
(b) To supplement the financial measures prepared in accordance with GAAP, the Company uses certain non-GAAP financial measures. For additional information about the Company’s use of such non-GAAP financial measures, refer to the body of the news release to which these tables are attached. Organic revenue (non-GAAP) for the twelve months ended December 31, 2020 is calculated as revenue as reported adjusted for: (i) the impact for changes in exchange rates (previously defined in this news release) and (ii) revenues attributable to acquisitions during the twelve months subsequent to the day of acquisition, as there are no revenues from those businesses included in the comparable prior period. Organic revenue (non-GAAP) for the twelve months ended December 31, 2019 is calculated as revenue as reported less revenues attributable to divestitures and discontinuances during the twelve months prior to the day of divestiture or discontinuance, as there are no revenues from those businesses and assets included in the comparable current period.

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Bausch Health Companies Inc.		Table 4
Other Financial Information
(unaudited)
(in millions)	December 31, 2020	December 31, 2019
Cash, Cash Equivalents and Restricted Cash
Cash and cash equivalents(a)	$605	$3,243
Restricted cash(b)	1,211	1
Cash, cash equivalents and restricted cash	$1,816	$3,244

Debt Obligations
Senior Secured Credit Facilities:
Revolving Credit Facility	$—	$—
Term Loan Facilities	4,332	5,025
Senior Secured Notes	4,217	5,451
Senior Unsecured Notes	15,364	15,407
Other	12	12
Total long-term debt and other, net of premiums, discounts and issuance costs	23,925	25,895
Plus: Unamortized premiums, discounts and issuance costs	260	293
Total long-term debt and other	$24,185	$26,188

Maturities and Mandatory Payments of Debt Obligations
2020	$—	$1,240
2021	—	103
2022	—	1,553
2023	—	2,595
2024	2,291	2,303
2025	10,632	10,632
2026	1,500	1,500
2027 - 2031	9,762	6,262
Total debt obligations	$24,185	$26,188

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Cash provided by operating activities	$394	$234	$1,111	$1,501
(a) As of December 31, 2019, Cash and cash equivalents includes net proceeds from the issuance of: (i) $1,250 million aggregate principal amount of 5.00% Senior Unsecured Notes due January 2028 and (ii) $1,250 million aggregate principal amount of 5.25% Senior Unsecured Notes due January 2030 in a private placement. The proceeds and cash on hand were used to: (i) redeem $1,240 million of 5.875% Senior Unsecured Notes due 2023 on January 16, 2020, (ii) finance the $1,210 million settlement of certain U.S. Securities litigation, subject to an objector's appeal of the final court approval and (iii) pay all fees and expenses associated with these transactions.
(b) As of December 31, 2020, Restricted cash includes $1,210 million of payments into an escrow fund under the terms of a settlement agreement regarding certain U.S. Securities Litigation, subject to an objector's appeal of the final court approval. These payments will remain in escrow until final approval of the settlement.

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